Exhibit 99

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559
Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS INC. ELECTS MAFFITT

AS AN INDEPENDENT DIRECTOR TO ITS BOARD

DEERFIELD, Ill., Jan. 14, 2010 — United Stationers Inc. (NASDAQ: USTR) announced today that Noah T. Maffitt has joined the company’s board of directors, effective January 9, 2010.  His election to the board brings the total members to ten, with nine being independent directors.

Mr. Maffitt is executive vice president and general manager of LiveNation.com, the e-commerce destination of Live Nation, Inc., the world’s largest producer and promoter of live entertainment.  In this role, Noah has global management responsibility for Live Nation’s e-commerce, Web sites and content.  Prior to joining Live Nation, he served as the senior director of global electronic commerce strategy for Office Depot where he played a key role in driving total online revenue growth to more than $4.2 billion.

Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors said, “Noah is a great addition to our board. A key focus for United is to provide leading edge multi-channel e-commerce support for its reseller partners. Noah’s knowledge of the e-commerce market and his experience with the office products industry make him uniquely qualified to immediately provide valuable insights in support of our e-business strategy. We look forward to Noah’s leadership and contributions in continuing to build United Stationers’ success.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with net sales for 2008 of approximately $5.0 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 65 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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